UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 3, 2009

THE LGL GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-106	38-1799862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2525 Shader Road, Orlando, FL		32804
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 298-2000

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On February 3, 2009 (the “Start Date”), The LGL Group, Inc. (the “Company”) appointed Mr. Hans Wunderl as its Chief Operating Officer.  Mr. Wunderl, age 57, served as the Chief Operating Officer of BE Semiconductor Industries N.V., a manufacturer of back-end microelectronic assembly equipment, from January 2004 to January 2008, as the Chief Executive Officer of Oerlikon Esec, a global supplier of die and wire bonding equipment for the semiconductor industry, from September 2002 to December 2003, and as the President – U.S. Operations, of ASM USA, a leading supplier of semiconductor process equipment, from August 1999 to September 2002.

On February 3, 2009, the Company entered into an Employment Agreement with Mr. Wunderl (the “Wunderl Employment Agreement”).  Mr. Wunderl will be employed as the Company’s Chief Operating Officer on an “at will” basis.  Mr. Wunderl will receive a base salary of $200,000 per annum and will be eligible for the bonus payments discussed below.

•

Mr. Wunderl will be eligible for a cash bonus payment of $50,000, in the event he (i) submits a plan of operations (the “Plan”) to the Company’s Operations Committee (the “Operations Committee”) within 90 calendar days after the Start Date and (ii) the Plan is approved by the Operations Committee.

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Mr. Wunderl will be eligible for a cash bonus payment of $100,000, provided that he and the Company meet certain performance thresholds, mutually agreed upon by Mr. Wunderl and the Operations Committee and set forth in the Plan, over the 12-month period beginning on the date the Operations Committee approves the Plan.

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Mr. Wunderl will be eligible for an annual bonus payment of up to $125,000 for each of fiscal years 2009, 2010 and 2011 (the “EVA Bonus”).  The amount of the EVA Bonus will equal the lesser of (i) $125,000 or (ii) 3% of the increase in the economic value of the Company over the course of the applicable year.  The economic value of the Company at January 1, 2009 will be deemed to be $18 million.  The economic value of the Company at the end of each succeeding year will be 7.0 times the EBITDA (plus cash and marketable securities and minus debt) of the Company for such year.  The economic value of the Company at January 1, 2010 and the beginning of any succeeding year will be the greater of (i) the economic value of the Company at the end of the previous year, as calculated in accordance with the previous sentence, or (ii) $18 million.  Should there have been any stock issued in connection with any acquisition or capital raise included in the calculation, the value of the stock issued, at the time of issuance, will be deemed to be debt for purposes of the calculation of the EVA Bonus.  The EVA Bonus will be payable, at the election of the Company, in cash or in restricted shares of the Company’s common stock.

The foregoing summary of the Wunderl Employment Agreement is subject to, and qualified in its entirety by, the full text of the Wunderl Employment Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Item 1.01 is incorporated by reference into this Item 5.02.

Item 8.01.

Other Events.

On February 3, 2009, the Company issued a press release announcing the appointment of Mr. Wunderl as its Chief Operating Officer.  A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.

Description

10.1	Employment Agreement, dated February 3, 2009, by and between The LGL Group, Inc. and Hans Wunderl.
99.1	Press release dated February 3, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 4, 2009	THE LGL GROUP, INC.

	By:	/s/ Robert Zylstra
		Name:	Robert Zylstra
		Title:	President and Chief Executive Officer

Endnotes